UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RADISYS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

The purpose of this supplement to the proxy statement is to provide you with supplemental information in connection with the special meeting of shareholders of Radisys Corporation, and Oregon corporation, which we refer to as “RSYS,” the “Company,” “we,” “us” or “our,” to be held on September 5, 2018, at 8:00 a.m., Pacific time, at our principal executive offices at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, for the purpose of, among other matters, considering and voting on the proposal to approve the Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), dated June 29, 2018, by and among RSYS, Reliance Industries Limited, which we refer to a “RIL,” and Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and wholly owned subsidiary of RIL, which we refer to as “Merger Sub,” and approve the Merger (as defined in the Merger Agreement) and the other transactions contemplated thereby.

The following information supersedes and supplements any information in the proxy statement filed by RSYS with the Securities and Exchange Commission (the “SEC”) on August 10, 2018 (which is referred to herein as the “proxy statement”) relevant to the applicable topic. Any page references listed below are references to pages in the proxy statement, not this supplement to the proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement. Without admitting in any way that the disclosures below are material or otherwise required by law, RSYS makes the following amended and supplemental disclosures.

Merger Litigation

The following information is intended to supplement the section entitled “Summary” beginning on page 1 of the proxy statement.

On August 14, 2018, a shareholder class action complaint was filed in the Circuit Court of the State of Oregon for the County of Washington on behalf of a putative class of RSYS shareholders and naming as defendants Radisys Corporation, Michael G. Hluchyj, Brian Bronson and Steve Domenik: Jordan Rosenblatt v. Radisys Corporation, et al., Case No. 18CV36192. On August 17, 2018, a complaint was filed in the United States District Court for the District of Oregon, Portland Division naming as defendants Radisys Corporation, Brian Bronson, Steve Domenik and Michael G. Hluchyj: Elie Shemali v. Radisys Corporation, et al., Case No. 3:18-cv-01525.

The complaints generally allege that the proxy statement omits certain purportedly material information and that Messrs. Bronson, Domenik and Hluchyj violated their fiduciary duties as well as Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaints seek, among other things, an order enjoining the defendants from consummating the Merger, an order directing defendants to account to the class for damages allegedly sustained and attorneys’ and experts’ fees and costs.

Background of the Merger

The section titled “Background of the Merger” beginning on page 34 of the proxy statement describes the background of the transaction. The discussion below supplements that description.

On July 31, 2018, Mr. Bronson requested the consent of RIL for RSYS to resume cash compensation of non-employee directors in the amount of $50,000 per quarter, to be effective for the then-current fiscal quarter beginning July 1, 2018, which consent was granted on August 6, 2018. The Board of Directors of RSYS then approved such cash compensation for non-employee directors.

Management Projections

The section titled “Management Projections” beginning on page 53 of the proxy statement describes the projections prepared by RSYS management and provided to representatives of Raymond James, representatives of RIL and certain other potential purchasers. The following information is intended to replace the subsection titled “RSYS’s Management Projections” beginning on page 54 of the proxy statement.

RSYS’s Management Projections

Management Projections Unaudited
(in thousands)
	2018E	2019E	2020E
Revenue	$94,070	$89,950	$88,800
Gross Profit	39,382	40,959	42,632
Operating Expenses	38,272	36,854	39,453
Operating Income	1,110	4,105	3,178
Non-GAAP Net Income (Loss)	(2,935)	63	(235)
Capital Expenditures	1,100	1,200	1,500
Adjusted EBITDA	$3,515	$6,105	$4,928

The following table outlines the Management Projections of unlevered free cash flows used by Raymond James in connection with its discounted cash flow analysis:

Management Projections
Unlevered Free Cash Flows
Unaudited
(in thousands)
	June – Dec. 2018E	2019E	2020E
Unlevered Free Cash Flow	$6,200	$8,700	$6,300

The following table outlines the Management Projections of segment revenues and gross margin for RSYS’s most recently reportable segments: Software-Systems and Hardware Solutions. As RSYS’s projections were not prepared in accordance with GAAP, no projections of RSYS’s Corporate and Other segment were prepared by RSYS management as part of their analysis.

Management Projections
Segment Revenues and Gross Profit
Unaudited
(in thousands)
	2018E	2019E	2020E
Software-Systems Revenue	$52,928	$60,550	$72,050
Hardware Solutions Revenue	41,142	29,400	16,750

Total Revenue	$94,070	$89,950	$88,800

Software-Systems Gross Margin	$30,528	$34,820	$39,649
Hardware Solutions Gross Margin	8,854	6,139	2,983

Total Gross Margin	$39,382	$40,959	$42,632

The Management Projections were not prepared in accordance with GAAP and were instead presented consistent with RSYS’s historical presentation of its non-GAAP operating results. The Management Projections were prepared based upon the following assumptions: (i) year-over-year revenue growth rates that range from -30% to -1% (which incorporates growth rates for RSYS’s declining Hardware Solutions segment of -50% to -30% and growth rates for RSYS’s Software-Systems segment of 10% to 20%); (ii) extensive new sales into existing customers, as well as winning new large and significant customers world-wide, specifically within the Software-Systems segment; (iii) successful entrance into adjacent markets and expanding the total addressable market, including transcoding and 5G initiatives around virtualized RAN and edge compute; (iv) completion of product development and broad customer acceptance of a number of new products, including virtualized software offerings and 5G compliant solutions, as well as future products, services and solutions that are not yet defined; (v) a revenue mix shift toward selling software on a standalone basis without hardware; (vi) ongoing renewals of support, maintenance and professional services engagements; (vii) continued declines in revenues associated with Hardware Solutions products as customers migrate to next-generation solutions not available from RSYS; (viii) efficient scalability of all operating functions, including customer support, operations, research and development, sales and marketing, general and administrative functions, such that revenue growth rates within the Software-Systems segment exceed growth rates for operating costs; (ix) efficient management of the Hardware Solutions segment such that in light of expected revenue declines the business can be managed profitability until end-of-life; (x) attracting and retaining talent with limited turnover; (xi) stable exchanges rates world-wide; (xii) no material customer, supplier, or employee disputes; and (xiii) limited litigation costs. The Management Projections assume gross margin expansion from 42% in 2018 to 48% in 2020 due to increased contribution from Software-Systems products along with expected declines in low margin Hardware Solutions revenue. Projected Operating Income in the Management Projections also expands from 1% in 2018 to 4% in 2020, on the expectation of product evolution, a shift in RSYS’s product mix with higher gross margins, RSYS’s continued investment in research and development and sales and marketing on new initiatives, strong Software-Systems revenue growth and operating leverage within the Software-Systems segment; and offset by declines in profitability associated with RSYS’s Hardware Solutions segment.

The Management Projections for RSYS’s Software-Systems segment assume year-on-year growth rates of 10% to 20% based on an expectation of extensive sales to existing customers as well as winning significant new customers worldwide, both from existing products and solutions and new product offerings. Gross margin is expected to grow at slightly lower rates than revenue over time given the expected growth in RSYS’s professional services offerings, which carry lower gross margins than product sales. Within the Hardware Solutions segment, the Management Projections assume the declines experienced in recent historical periods will continue as RSYS’s customers transition away from proprietary hardware solutions to open-based, commodity solutions. As a result of the continued revenue declines, Hardware Solutions gross margin is expected to decline at rates exceeding the expected revenue declines given the business is expected to become sub-scale

The Management Projections of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were prepared consistent with the underlying assumptions outlined above, with Adjusted EBITDA expected to increase from 2018 to 2019 and then decline in 2020 as a result of declines in profitability associated with the Company’s Hardware Solutions segment. As used by Raymond James in connection with its financial analysis, all references to “EBITDA” mean “Adjusted EBITDA” reflecting the non-GAAP adjustments set forth in the table below. During the period contemplated by the Management Projections, capital expenditures are expected to be approximately $1.0 to $1.5 million annually in order to maintain compliance with the Company’s debt covenants, and resulting in a decline in expected annual depreciation expense of over 25% from 2018 to 2020.

The following tables provide reconciliations of the non-GAAP net income (loss) included in the table titled “RSYS’s Management Projections” and of Adjusted EBITDA included in the tables above to the most comparable projected financial measure calculated in accordance with GAAP. The non-GAAP financial measures disclosed by RSYS should not be considered a substitute for financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated. The non-GAAP financial measures used by RSYS may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

GAAP to Non-GAAP Reconciliations
Unaudited
(in thousands)

Reconciliation of Non-GAAP Net Income (Loss)	2018E	2019E	2020E
U.S. GAAP Projected Net Income (Loss)	$(13,795)	$(7,788)	$(6,704)
Non-GAAP adjustments:
(a) Amortization of acquired intangible assets	4,888	790	790
(b) Stock-based compensation	1,744	4,000	4,000
(c) Restructuring and other charges, net	2,371	250	250
(d) Income taxes	1,046	800	500
(e) Restructuring inventory adjustment	(332)	—	—
(f) Amortization of financing activities	2,996	2,011	929
(g) Change in fair value of warrants	(1,852)	—	—

As adjusted projected non-GAAP net income (loss)	$(2,935)	$63	$(235)

Reconciliation of Projected Adjusted EBITDA	2018E	2019E	2020E
U.S. GAAP Projected Net Income (Loss)	$(13,795)	$(7,788)	$(6,704)
Non-GAAP adjustments:
(a) Amortization of acquired intangible assets	4,888	790	790
(b) Stock-based compensation	1,744	4,000	4,000
(c) Restructuring and other charges, net	2,371	250	250
(d) Income taxes (GAAP)	2,440	2,300	2,250
(e) Restructuring inventory adjustment	(332)	—	—
(f) Amortization of financing activities	2,996	2,011	929
(g) Change in fair value of warrants	(1,852)	—	—
(h) Interest expense	2,651	2,543	1,663
(i) Depreciation	2,404	2,000	1,750

As adjusted projected Adjusted EBITDA	$3,515	$6,105	$4,928

(a) Amortization of acquired intangible assets relates to core and existing technologies, trade name and customer relationships that were acquired in connection with the acquisitions of Continuous Computing and Pactolus. RSYS excludes the amortization of acquisition-related intangible assets because it does not reflect RSYS’s ongoing business. In addition, in accordance with GAAP, RSYS generally recognizes expenses for internally-developed intangible assets as they are incurred, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, RSYS generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired. As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, RSYS believes it is useful to provide, as a supplement to its GAAP operating results, non-GAAP financial measures that exclude the amortization of acquired intangibles in order to enhance the period-over-period comparison of its operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(b) Stock-based compensation consists of expenses recorded under GAAP, in connection with stock awards such as stock options, restricted stock awards and restricted stock units granted under RSYS’s equity incentive plans and shares issued pursuant to RSYS’s employee stock purchase plan. RSYS excludes stock-based compensation from non-GAAP financial measures because it is a non-cash measurement that does not reflect RSYS’s ongoing business. RSYS believes that the provision of non-GAAP information that excludes stock-based compensation improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability across companies with respect to this expense.

(c) Restructuring and other charges, net relates to costs associated with non-recurring events. These include costs incurred for employee severance, acquisition or divestiture activities, excess facility costs, certain legal costs, asset related charges and other expenses associated with business restructuring activities. Restructuring and other charges are excluded from non-GAAP financial measures because they are not considered core operating activities of RSYS. Although RSYS has engaged in various restructuring activities over the past several years, each has been a discrete event based on a unique set of business objectives. RSYS does not engage in restructuring activities in the ordinary course of business. As such, RSYS believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures because it enhances the ability of investors to compare RSYS’s period-over-period operating results.

(d) Non-GAAP income tax expenses are equal to RSYS’s projected cash tax expense. Adjustments to GAAP income tax expenses are required to eliminate the recognition of tax expenses from profitable entities where RSYS utilizes deferred tax assets to offset current period tax liabilities. RSYS believes that providing this non-GAAP figure is useful to its investors as it more closely represents the actual economic impact of its tax positions.

(e) Restructuring inventory adjustment includes inventory write-downs and benefits associated with non-recurring events, predominantly tied to RSYS’s decision to end-of-life or discontinue certain products for which RSYS has minimal or no future ongoing demand. RSYS has recorded such charges tied to discrete products within its Hardware-Solutions segment associated with its DCEngine and certain legacy embedded products. Restructuring inventory write-downs and benefits are excluded from non-GAAP financial measures because they are not considered core operating activities of RSYS. Although RSYS has incurred various inventory write-downs over the past several years, they have generally been associated with ongoing business activities. As such, RSYS believes that excluding end-of-life and product discontinuance inventory write-downs and benefits related to those write-downs from its non-GAAP financial measures enhances the ability of investors to compare RSYS’s period-over-period operating results.

(f) Amortization of financing activities consists of expenses recorded under GAAP related to the amortization of debt issuance costs, the amortization of warrant issuance costs, and terminations costs related to previous unamortized debt issuance costs from terminated financing agreements. RSYS excludes amortization of financing activities from its non-GAAP results because RSYS does not consider these activities to reflect the core operating activities of RSYS.

(g) Change in fair value of warrants represents the change to the current fair value of the warranty liability associated with the Hale Note Purchase Agreement. RSYS excludes the change in fair value of warrants from non-GAAP financial measures because it is a non-cash measurement that does not reflect RSYS’s ongoing business. RSYS believes that the provision of non-GAAP information that excludes changes in fair value of warrants improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability based on the current fair value of the underlying warrants.

Interests of RSYS’s Directors and Executive Officers in the Merger

The following information is intended to replace the section titled “Cash Compensation of Non-Employee Directors” beginning on page 60 of the proxy statement:

On July 31, 2018, Mr. Bronson requested the consent of RIL for RSYS to resume cash compensation of non-employee directors in the amount of $50,000 per quarter, to be effective for the then-current fiscal quarter beginning July 1, 2018, which consent was granted on August 6, 2018. The Board of Directors of RSYS then approved such cash compensation for non-employee directors.

Merger Litigation

The following information is intended to supplement the section entitled “The Merger” beginning on page 32 of the proxy statement.

On August 14, 2018, a shareholder class action complaint was filed in the Circuit Court of the State of Oregon for the County of Washington on behalf of a putative class of RSYS shareholders and naming as defendants Radisys Corporation, Michael G. Hluchyj, Brian Bronson and Steve Domenik: Jordan Rosenblatt v. Radisys Corporation, et al., Case No. 18CV36192. On August 17, 2018, a complaint was filed in the United States District Court for the District of Oregon, Portland Division naming as defendants Radisys Corporation, Brian Bronson, Steve Domenik and Michael G. Hluchyj: Elie Shemali v. Radisys Corporation, et al., Case No. 3:18-cv-01525.

The complaints generally allege that the proxy statement omits certain purportedly material information and that Messrs. Bronson, Domenik and Hluchyj violated their fiduciary duties as well as Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaints seek, among other things, an order enjoining the defendants from consummating the Merger, an order directing defendants to account to the class for damages allegedly sustained and attorneys’ and experts’ fees and costs.

The terms of the Merger Agreement, as described in the proxy statement filed by RSYS with the SEC on August 10, 2018, remain unchanged and in effect. RSYS encourages you to read this supplement to the proxy statement in conjunction with such proxy statement. If you have any questions about the Merger or how to submit your proxy, please contact our proxy solicitor, D.F. King & Co., Inc., using the information below. If you would like additional copies, without charge, of the proxy statement, this supplement to the proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Banks and Brokers, Call: (212) 269-5550

Shareholders Call Toll-Free: (866) 796-1292

Email: radisys@dfking.com

Additional Information and Where to Find It

In connection with the transaction, Radisys has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A filed with the SEC on August 10, 2018. Radisys has mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. BEFORE MAKING ANY VOTING DECISION, RADISYS SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT RADISYS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, this supplement and other relevant materials in connection with the transaction (as they become available), and any other documents filed by Radisys with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Radisys’ investor website (http://investor.radisys.com), or by writing or calling Radisys at Radisys Corporation, 5435 NE Dawson Creek Drive Hillsboro, OR 97124 or by (503) 615-1685.

Participants in the Solicitation

Radisys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Radisys’ shareholders with respect to the transaction. Information about Radisys’ directors and executive officers and their ownership of Radisys’ common stock is set forth in Radisys’ definitive proxy statement on Schedule 14A filed with the SEC on August 10, 2018. To the extent that holdings of Radisys’ securities have changed since the amounts printed in Radisys’ proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with SEC in connection with the transaction.